Exhibit A

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 24th day of January, 2013 (the “Effective Date”) by and between BEDROCK VENTURES, INC., a Minnesota corporation (“Seller”); and, KEITH A. ROSENBAUM (“Buyer”). Seller and Buyer are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

1.           RECITALS:

WHEREAS, Seller is the record owner of twelve million (12,000,000) shares of common stock (the “Stock”) of POPBIG, INC., a Delaware corporation formerly known as RAVENWOOD BOURNE, LTD. (“PopBig”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Stock pursuant to the terms and conditions of this Agreement.

WHEREAS, Buyer is an accredited investor, as that term is commonly defined under the applicable rules and regulations of the Securities Act of 1933.

WHEREAS, Buyer has been given the opportunity to conduct all due diligence on PopBig and the Stock to the complete satisfaction of Buyer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

2.           STOCK PURCHASE:

2.1           Seller shall sell, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, the Stock, pursuant to this Agreement.

2.2           Buyer hereby acquires the Stock for a total purchase price of SEVENTY FIVE THOUSAND DOLLARS ($75,000).

2.3           The purchase price shall be payable as follows:

(a)           TWENTY FIVE THOUSAND DOLLARS ($25,000) to be paid at Closing by Buyer’s check or wire transfer in accordance with instructions provided by Seller; plus

(b)           Buyer’s promissory note for FIFTY THOUSAND DOLLARS (the “Note”) in the form attached hereto as Exhibit 2.3.

3.           LIMITED REPRESENTATIONS AND WARRANTIES:

3.1           Seller hereby makes the following representations and warranties to Buyer as of the Effective Date and the Closing:

(a)           The Stock is owned beneficially and of record by Seller. Seller has full right and title to the Stock, free and clear of any lien or encumbrance whatsoever, and full and unrestricted right and power to sell and deliver the Stock pursuant to the provisions of this Agreement without obtaining the consent or approval of any other person.

(b)           There are no outstanding subscriptions, options, warrants, calls, commitments, or agreements to which PopBig is a party or by which it is bound relating to its authorized or issued capital stock or the Stock.

(c)           Seller has made no issuance, transfer, sale, pledge, hypothecation, or any assignment of any kind with regard to the Stock.

(d)           During the entire time Seller has owned the Stock PopBig has never issued any shares of its common stock.

(e)           As of the Closing, the consummation by Seller of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will not:

(i)           Violate any judgment, order, writ, or decree of any court or administrative body applicable to Seller, PopBig, or the Stock; or

(ii)           Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the Stock or other properties of PopBig under any agreement, commitment, contract (written or oral) or other instrument to which Seller or PopBig is a party, or by which the Stock or other properties of PopBig are bound or affected.

(f)           Since the date of the most recent filing by PopBig with the SEC there has not been any material adverse change in the properties, prospects, results of operation, or condition of PopBig.

(g)           Since the date of the most recent filing by PopBig with the SEC PopBig has not incurred any new liabilities or obligations, and PopBig is “current” with all service providers, including though not limited to its auditor, transfer agent, and EDGAR service.

(h)           There is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of Seller, threatened against PopBig, and, to the best knowledge of Seller, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding.

(i)           Seller makes no other representations or warranties whatsoever with regard to the Stock or PopBig.

3.2           Buyer hereby makes the following representations and warranties to Seller as of the Effective Date and the Closing:

(a)           Buyer is purchasing the Stock based upon its own independent investigation and evaluation of PopBig. Buyer is expressly not relying on any oral representations made by Seller with regard to the Stock or PopBig.

(b)           Buyer has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the risks and merits of acquiring the Stock. Buyer is an “accredited investor” under the Securities Act of 1933.

4.           CLOSING:

4.1           The closing of the transactions contemplated under this Agreement (the “Closing”) and the transfer of the Stock by Seller to Buyer shall take place contemporaneously with the execution of this Agreement, at such place as the parties may agree, or at such other time as the parties may agree.

4.2           At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           An executed version of this Agreement;

(b)           The share certificate(s) representing the Stock, duly endorsed for transfer, free and clear of all liens and encumbrances, dated as of the Closing;

(c)           An executed version of the Stock Power attached hereto as Exhibit 4.2(c);

(d)           An executed version of the Board Action attached hereto as Exhibit 4.2(d) which provides, among other things, for (i) the election of Buyer to the Board of Directors for PopBig; and, (ii) the resignation of Seller from said Board;

(e)           An executed version of the Resignation Notice attached hereto as Exhibit 4.2(e) which provides, among other things, for (i) the resignation by Seller as an officer and director of PopBig; and, (ii) the release of all claims Seller may have with regard to PopBig.

4.3           At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)           An executed version of this Agreement;

(b)           TWENTY FIVE THOUSAND DOLLARS ($25,000), which represents partial payment for the Stock; and

(c)           The Note, which represents the remainder of the payment for the Stock.

5.           POST-CLOSING COVENANTS:

5.1           Seller shall deliver, at Closing or as soon as possible after Closing, all books and records in possession of Seller or under its control reasonably related to PopBig.

5.2           Seller shall use and exercise its best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth transition and conversion of the transfer of the Stock to Buyer.

5.3           In the event Buyer requests that seller provide a medallion guaranty on the stock certificate(s) representing the Stock then Seller shall take all action necessary to promptly deliver the medallion guaranty.

5.4           Buyer shall take all necessary action to change the name of PopBig within thirty (30) days after the Closing to another name chosen in the sole discretion of Buyer.

5.5           Buyer shall retain all rights to the name PopBig and all related rights to such name including though not limited to domain names and any goodwill associated with said name.

5.6           Each Party shall pay their own costs and expenses arising from the preparation, execution, and performance of this Agreement.

6.           ADDITIONAL PROVISIONS:

6.1           Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

6.2           The Parties agree to execute, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient to further their intent hereunder.

6.3           This Agreement may be amended or modified only by a writing signed by all Parties.

6.4           This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

7.           EXECUTION: This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

IN WITNESS WHEREOF, this STOCK PURCHASE AGREEMENT has been duly executed by the Parties, and shall be effective as of and on the Effective Date set forth above. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

****SIGNATURES APPEAR ON NEXT PAGE****

****EXECUTION AND ACKNOWLEDGMENT PAGE TO
STOCK PURCHASE AGREEMENT****

SELLER:	BUYER:

BEDROCK VENTURES, INC.,
a Minnesota corporation	_/s/ Keith A. Rosenbaum___________
KEITH A. ROSENBAUM

BY: _/s/_Fotis Georgiadis___________	DATED: 24 January 2013

NAME: Fotis Georgiadis

TITLE: CEO

DATED: 24 January 2013